Exhibit 5.1


                               Michael A. Littman
                                 Attorney at Law
                                7609 Ralston Road
                             Arvada, Colorado 80002

                       (303) 422-8127 Fax: (303) 431-1567
                                  July 2, 2001


Cormax Business Solutions Inc.
#250 708, 11th Avenue S.W.
Calgary, Alberta, Canada T2R 0E4

Re: SB-2 Registration Statement for common shares of Cormax Business Solutions Inc.

Gentlemen:

         At your request, I have examined Registration Statement No. 333-53738 which filed with the Securities and Exchange Commission ("SEC"), on Form SB-2 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of up to 15,000,000 shares of common stock pursuant to the Registration Statement as well as 4,902,472 shares on behalf of Selling Shareholders when effective.

In rendering the following opinion, I have examined and relied only upon the documents, and certificates of officers and directors of the Company as are specifically described below. In my examination, I have assumed the genuineness of all signatures, the authenticity, accuracy and completeness of the documents submitted to me as originals, and the conformity with the original documents of all documents submitted to me as copies. My examination was limited to the following documents and not others:

               a. Certificate of Incorporation of the Company, as amended to date;

               b.   Bylaws of the Company, as amended to date;

               c. Certified Resolutions adopted by the Board of Directors of the Company authorizing the issuance of the stock.

               d. The Registration Statement as amended and filed with the SEC as of the date hereof and as of the effective date.

         I have not undertaken, nor do I intend to undertake, any independent investigation beyond such documents and records.

         Based on the foregoing, it is my opinion that the stock being registered under the Registration Statement, when issued, is duly and validly authorized, fully paid and non-assessable.

         I express no opinion as to compliance with the securities or "blue sky" laws of any state in which the stock is proposed to be offered and sold or as to the effect, if any, which non-compliance with such laws might have on the validity of transfer of the Stock.

         I consent to the filing of this opinion as an exhibit to any filing made with the Securities and Exchange Commission or under any state or other jurisdiction's securities act for the purpose of registering, qualifying or establishing eligibility for an exemption from registration of qualification of the Stock described in the Registration Statement in connection with the offering described therein.

         This opinion covers only matters of Utah and federal law and nothing in this opinion shall be deemed to Imply an opinion related to the laws of any other jurisdiction. Nothing herein shall be deemed to relate to or constitute an opinion concerning any matter not specifically set forth above.

         The information set forth herein is as of the date of this letter. I disclaim any undertaking to advise you of changes which mat be brought to my attention after the effective date of the Registration Statement.



                                                    Sincerely,

                                                    /s/ Michael A. Littman
                                                    ---------------------------
                                                    Michael A. Littman